Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 146 to Registration Statement No. 033-45961 on Form N-1A of our report dated November 18, 2016, relating to the financial statements and financial highlights of Waddell & Reed Advisors Bond Fund and Waddell & Reed Advisors Government Securities Fund, two of the series constituting Waddell & Reed Advisors Funds, appearing in the Annual Report on Form N-CSR of the Waddell & Reed Advisors Funds for the year ended September 30, 2016. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Custodial and Auditing Services” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Kansas City, Missouri

August 31, 2017